Exhibit 10.1

TRANSITION AND ADVISORY SERVICES AGREEMENT

This Transition and Advisory Services Agreement (hereinafter the “Agreement”) is made and entered into by and between Affiliated Managers Group, Inc. (the “Company”) and Darrell W. Crate (hereinafter “Mr. Crate”), effective on the Effective Date as defined in Section 16 below.

1.             Resignation Date.  The Company and Mr. Crate hereby agree that Mr. Crate shall resign from all officerships and directorships of the Company and any of its subsidiaries and Affiliates, effective as of May 31, 2011, or such earlier date determined by the Chief Executive Officer of the Company (the “Resignation Date”).  For the avoidance of doubt, Mr. Crate will remain an employee of the Company subsequent to the Resignation Date.

2.             Transition Period.  The period from the Effective Date through the Resignation Date shall be the “Transition Period.”  During the Transition Period, Mr. Crate shall continue as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, reporting to the Chief Executive Officer of the Company (the “CEO”) and coordinating with the CEO and other executives of the Company in order to ensure an orderly transition of his duties and responsibilities to his successor.  During the Transition Period, the Company will continue to provide Mr. Crate his base salary (at the rate currently in effect), in accordance with the Company’s regular payroll practices (the “Base Salary”).  Mr. Crate shall additionally participate in the Company’s standard employee benefit plans and programs, subject to plan terms and generally applicable policies of the Company.

3.             Target Compensation.  Mr. Crate will receive annualized target compensation, on an all-cash basis, commensurate with Mr. Crate’s historical levels (inclusive of bonus, incentives and equity awards), subject to Mr. Crate’s satisfactory transition of his Chief Financial Officer/Treasurer duties to a successor, complete fulfillment of all of his obligations hereunder, successful financial performance of the Company overall, and appropriate proration to reflect his services in the 2011 year, each as determined by the Company’s Board of Directors in its sole discretion.  It is anticipated that the additional target compensation will be paid at the time bonus compensation is customarily paid to the Company’s management.

4.             Ongoing Advisory Services.  Through February 29, 2016, Mr. Crate shall continue to be employed and provide such ongoing advisory services to the Company (including, but not limited to, in connection with his former duties as Executive Vice President, Chief Financial Officer and Treasurer, and other senior management roles at the Company) as the Company reasonably requests.  At the reasonable request of the Company, Mr. Crate shall provide a summary of services he has provided to the Company (consistent with his role and responsibilities, as provided by the Chief Executive Officer).

5.             Equity Interests and Benefits.

(a)           Equity Interests and Sales.  Mr. Crate currently holds certain equity awards granted to him by the Company, which shall remain outstanding pursuant to the terms of the applicable award agreement, equity incentive plan and other agreements or requirements applicable to such awards.  During 2011, Mr. Crate agrees he may sell no more than 50% of the total value of all vested equity then held, in up to two tranches, one prior to and one following the Resignation Date, subject to the limitations of the Company’s Insider Trading Policy.  During each succeeding year from 2012 to 2014, Mr. Crate agrees he may sell no more than 50% of the total value of all vested and unvested equity (for the avoidance of doubt, only equity that is vested may be sold), subject to a catch-up provision for sales of equity in subsequent years, if equity is not sold in a prior period.

(b)           Medical and Dental Insurance Continuation.  The Company agrees it shall continue to provide, for at least two years from the Resignation Date, Mr. Crate and his eligible dependents with coverage under the Company’s group medical and dental insurance.  The Company has the right to rescind such coverage at any time, with reasonable advance notice to Mr. Crate.

(c)           Continuing Right to Indemnification.  Mr. Crate shall continue to be entitled to all of the rights and entitlements he currently holds to indemnification as an officer and employee of the Company under the Certificate of Incorporation, By-laws, and insurance policies of the Company and any of its subsidiaries and Affiliates.

6.             Non-Competition.  During the term of this Agreement, Mr. Crate acknowledges that, without the express written consent of the Company he will not accept employment with, work for or otherwise provide services to, anywhere in the world, and whether with or without compensation, any firm in the asset management industry, including any public company asset management peer, or any other competitive public or private financial services entity.

7.             Non-Solicitation.  During the term of this Agreement, Mr. Crate agrees that he will not directly or indirectly (a) solicit or encourage any client of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such client or any prospective client of the Company to conduct with anyone else any business or activity which such client or prospective client conducts or could conduct with the Company.  Mr. Crate further agrees that he will not solicit any persons employed by or otherwise affiliated with the Company or any of its Affiliates to terminate or diminish their relationship with the Company.

8.             Confidential Information.  Mr. Crate agrees that, except as authorized in writing by the Company’s Chief Executive Officer, as required by applicable law, rule, regulation or legal process, he will not, directly or indirectly, use or disclose any Confidential Information belonging to the Company.  For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by others with whom it competes or does business, or with whom it plans to compete or do business, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) the Company’s actual and projected financial performance, (e) the identity and special needs of the Affiliates, customers, prospective customers and investors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships.  Confidential Information also includes any information that the Company may receive or has received from Affiliates, customers, investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed.

9.             Non-Disparagement.  Mr. Crate agrees that he shall not make any false, disparaging or derogatory statements to any person or entity, including without limitation, any media outlet (including, but not limited to, any Internet-based chat rooms, message boards, blogs and/or web pages), industry groups, financial institutions, current or former employees, Affiliates, consultants, clients or customers of the Company regarding the Company or any of its directors, officers, employees, agents or representatives, or about the Company’s business affairs and/or financial condition.  Mr. Crate further agrees that, in addition to the foregoing, he shall not take any other action that could have a detrimental or harmful effect on the interests of the Company or its Affiliates, it being understood that a determination of whether Mr. Crate’s actions have had any such detrimental or harmful effect shall be at the sole discretion of the Board of Directors of the Company.

10.           Notice of Activities.  Mr. Crate shall notify the General Counsel of the Company prior to undertaking any commitments, including without limitation business investments, board appointments and non-profit service or political or governmental activities, which might potentially interfere with his ability to provide the advisory services Mr. Crate is to provide pursuant to this Agreement, or which might reasonably be expected to have some effect on the public or investor relations positioning of the Company.

11.           Remedies.  The Company and Mr. Crate agree without reservation that the restraints set forth in Sections 6, 7, 8 and 9 hereof are necessary for the reasonable and proper protection of the Company; that each and every one of the restraints is reasonable with respect to subject matter, length of time, scope of activities and geographic area; and that these restraints will not prevent Mr. Crate from obtaining other suitable employment, if he wishes to do so.  Mr. Crate further agrees that, were he to breach any of the covenants contained in Sections 6, 7, 8 and 9, the damage to the Company would be irreparable.  Mr. Crate therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Mr. Crate of any of those covenants, together with an award of attorney’s fees incurred in connection with securing the same.  It is expressly agreed that the Company will not have to post bond in connection with any such equitable relief, and that Mr. Crate will not take, and will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants and agreements herein.  The Company and Mr. Crate further agree that, in the event that any provision of Section 6 of this Agreement is determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Further, the Company and Mr. Crate agree that the period of restriction described in Section 6 shall be tolled, and shall not run, during any period of time in which Mr. Crate is in breach thereof.

12.           Executive’s Release of Claims.

(a)           Mr. Crate hereby releases, waives and forever discharges the Company and all those persons, employees, directors, agents and entities affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, and claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, and any other local, state, or federal regulation or other requirement, and any other claim relating to or arising out of Mr. Crate’s employment and/or other relationship with the Company.

(b)           Mr. Crate hereby covenants that he will not institute any charge, complaint, or lawsuit in any tribunal or forum to challenge the validity of this release or  the validity of the releases appended hereto as Exhibits A and B, or to otherwise assert claims against the Company that have been waived hereunder.  Mr. Crate further covenants that he will not institute any charge, complaint, or lawsuit in any tribunal or forum to assert claims against the Company arising under or relating to this Agreement or to any other alleged rights arising in the future, it being understood that Mr. Crate’s rights under the Agreement are to be determined at the sole discretion of the Board of Directors of the Company.  It is agreed and understood that the covenant in this Section 12(b) does not apply to any right Mr. Crate may have to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or similar agency or otherwise participate in an investigation or proceeding conducted by the EEOC or similar agency or as otherwise prohibited by law.

(c)           Mr. Crate agrees that, within five days following the Resignation Date, he will execute and provide to the Company and not revoke an original Release of Claims in the form appended hereto as Exhibit A.  Mr. Crate agrees that, within five days following the termination of his employment and ongoing advisory services set forth in Section 4 hereof, he will execute and provide to the Company and not revoke an original Release of Claims in the form appended hereto as Exhibit B.

13.           Condition of Obligations.  The performance by the Company of its commitment to provide all of the consideration to Mr. Crate hereunder, Mr. Crate’s right to receive and retain the same, and Mr. Crate’s continued status as an employee and provider of advisory services shall be expressly conditioned on Mr. Crate’s fulfillment of all of his obligations in this Agreement, including without limitation those set forth in Sections 6, 7, 8, 9, 10, 11 and 12 hereof, and subject to Mr. Crate’s continued employment.  The Company may terminate Mr. Crate’s employment or this Agreement at any time that it makes such a determination, and any outstanding unvested equity will terminate and be forfeited.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Mr. Crate with respect to the remainder of his employment and his advisory services-related arrangements, and supersedes any other contracts or commitments with respect to Mr. Crate’s employment with and/or other service to the Company (other than agreements governing any outstanding equity awards).

15.           Modification of Agreement.  This Agreement may only be amended, modified or waived by a writing signed by individuals duly authorized to do so.

16.           Miscellaneous.

(a)           It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties’ successors and assigns.

(b)           In order to be certain that this Agreement will resolve any and all concerns that Mr. Crate might have, the Company requests that he carefully consider its terms, including the general release of claims set forth above.  For a period of seven (7) days following his execution of this Agreement, Mr. Crate may revoke his acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

(c)           In signing this Agreement, Mr. Crate acknowledges that he understands its provisions; that his agreement is knowing and voluntary; that he has been afforded a full and reasonable opportunity of at least twenty-one (21) days to consider its terms and consult with or seek advice from an attorney of his choosing; and that he has been advised to seek counsel from an attorney and has in fact done so.

(d)           This Agreement shall take effect on the eighth (8th) day following the later to occur of Mr. Crate’s execution hereof and the approval of the Agreement by the Company’s Board of Directors (the “Effective Date”), provided Mr. Crate has not earlier revoked his acceptance of the Agreement in accordance with the provisions of Section 16(c) above.

(e)           The parties’ substantive and procedural rights with respect to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

(f)            The headings of this Agreement are for convenience of reference only, and will not affect the construction of any provision hereof.

(g)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

Affiliated Managers Group, Inc.		Darrell W. Crate

/s/ John Kingston, III		By:	/s/ Darrell W. Crate
John Kingston, III

Dated:	February 1, 2011	Dated:	February 1, 2011

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with my continued employment, as set forth in the agreement between me and Affiliated Managers Group, Inc. (the “Company”) dated as of the Effective Date (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefit plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my officerships and directorships of the Company and any of its subsidiaries and Affiliates, or my employment by the Company or any of its subsidiaries or other Affiliates through the date of my signing of this Release of claims, or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Chapter 151B of the Massachusetts General Laws, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising in connection with my continued employment after the effective date of this Release of Claims; (ii) any claim arising under the terms of the Agreement after the effective date of this Release of Claims; and (iii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, By-Laws or insurance policies of the Company or any of its subsidiaries or other Affiliates.

In signing this Release of Claims, I acknowledge that I am advised by the Company and its subsidiaries and other Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.  I understand that I may revoke this Release of Claims at any time by delivering written notice thereof to the General Counsel of the Company within seven (7) days of the date of my signing, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	/s/ Darrell W. Crate

Name (please print):	Darrell W. Crate

Date Signed:	February 1, 2011

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Affiliated Managers Group, Inc. (the “Company”) dated as of                                                (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefit plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other Affiliates or the termination of that employment, or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Chapter 151B of the Massachusetts General Laws, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims and (ii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, By-Laws or insurance policies of the Company or any of its subsidiaries or other Affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the later of the date my employment with the Company terminates or the date I receive this Release of Claims.  I also acknowledge that I am advised by the Company and its subsidiaries and other Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.  I understand that I may revoke this Release of Claims at any time by delivering written notice thereof to the General Counsel of the Company within seven (7) days of the date of my signing, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: